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                                               Exhibit 10.79




                              December 6, 1993



Damir Vrcek
Manager, Natural Gas Marketing
OXY USA Inc.
P.O. Box 300
Tulsa, OK 74102

Re:  Gas Purchase and Sales Contract Letter Agreement

Dear Mr. Vrcek:

Enclosed for execution are two duplicate originals of the "Gas
Purchase and Sale Contract -- Letter Agreement" dated as of
November 1, 1993.

When fully executed by OXY USA Inc. ("OXY") and Yankee Gas Services Company ("Yankee"), the enclosed shall constitute a contract between OXY and Yankee, whereby OXY will sell natural gas to Yankee and Yankee will purchase natural gas from OXY on an interim basis pursuant to the terms contained in the Letter Agreement.

The parties intend that the Letter Agreement will be replaced by a mutually satisfactory long term gas purchase and sale agreement ("long-term contract") on or before March 15, 1994, or such later date as the parties may mutually agree to (the "extended deadline"), and the parties will negotiate in good faith to accomplish such result. If OXY and Yankee fail for any reason to execute a long-term contract on or before March 15, 1994, or the extended deadline if applicable, the enclosed Letter Agreement shall automatically terminate at 8:00 a.m. Eastern time on April 1, 1994.

This transmittal letter shall be considered part of the enclosed Letter Agreement, as if they were a single document. If this transmittal letter and the enclosed Letter Agreement correctly reflect our mutual agreement, please execute both duplicate originals of both documents and return one original of each document to the undersigned.

                              Very truly yours,

                              By   /s/ Thomas J. Houde
                                   Vice President - Rates and
                                   Resource Planning

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AGREED TO AND ACCEPTED this 16th day of December, 1993

OXY USA Inc.

By   /s/ Jeffrey D. Winchester
     Manager, Region Gas Marketing


Contract:      3960-00
Date:          November 1, 1993

GAS PURCHASE AND SALE CONTRACT
LETTER AGREEMENT

BUYER:    Yankee Gas Services Company
          599 Research Parkway
          Meriden, CT 06450-1030
          Representative:          Dave Egelson
          Phone:(203) 639-4107     Fax:(203) 639-4117
                                   Fax:(203) 639-4050

SELLER:   OXY USA Inc.
          P.O. Box 300
          Tulsa, OK 74102
          Representative:          Susan Forman
          Phone:(918) 561-3210     Fax:  (918) 561-2307


Seller agrees to sell natural gas (Gas) to Buyer and Buyer agrees to purchase Gas from Seller, all in accordance with the following terms and conditions:

PACKAGE DESCRIPTION:

5,234 MMBtu/d from TETCO "ELA" as primary point; 4,676 MMBtu/d from TETCO "ETX" as primary point; plus applicable fuel to M-3.


MAXIMUM TAKE ENTITLEMENT (in MMBtu's)

10,000 DAILY plus fuel (i.e. "MDQ")


MINIMUM TAKE REQUIREMENTS

1,057,000 MMBtu (70% of 10,000 MMBtu multiplied by 151).  If
Buyer fails to purchase the Minimum Take Requirement, then Buyer shall pay the Seller a Deficiency Charge of 30 cents/MMBtu not purchased.




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TERM

November 1, 1993 through March 31, 1994, and month to month thereafter, with Option for either Buyer or Seller to cancel the Agreement at the end of the primary term or at the end of each month of holdover term, with 60 days notice.


PRICING TERMS

The contract price per MMBtu shall be 99% of the Index Price.
The Index Price shall be defined as the "Inside FERC Gas Market Report:, first of the month index for TETCO "ELA" and TETCO "ETX" in proportion to quantities delivered into each pool. Additionally, a reservation fee calculated by multiplying the MDQ (10,000 plus fuel) x the number of days in the month x the Index Price x 0.03 = (FEE) shall be paid by Buyer to Seller each month regardless of nominated quantity. FEE shall be paid as soon as the Index Price in published.


SUPPLY ASSURANCE

Firm Supply subject to Force Majeure provisions on Attachment A.


OTHER

There is no minimum daily quantity but Buyer shall not be allowed to increase the nomination after the initial nomination for each month. If the nomination is reduced during the month, the Buyer shall reimburse the Seller for the difference between the contract price and ninety percent (90%) of the applicable geographical Natural Gas Week index ("NGW Index") most proximate in time to the effective date of the reduction in nominations.
If the NGW Index is higher than the contract price, Seller shall remit to Buyer 20% (less 5 cents/MMBtu) of additional value.

This letter agreement constitutes the agreement of the parties hereto to the material terms of a contract for the purchase and sale of natural gas and shall be binding upon the parties.

AGREED TO AND  ACCEPTED                 AGREED TO AND ACCEPTED
THIS 6TH day of                         THIS 6TH day of
DECEMBER, 1993.                         DECEMBER, 1993.

YANKEE GAS SERVICES COMPANY                  OXY USA Inc.

By:/s/ Thomas J. Houde             By: /s/ Jeffrey D. Winchester
Title:  Vice President-Rates and   Title:  Manager, Region Gas
        Resource Planning                  Marketing


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                         Attachment A
                              to
               Gas Purchase and Sale Contract
               Memorandum of Understanding
               dated as of November 1, 1993
                              between
               Yankee Gas Services Company
                              and
                         OXY USA INC.


Force Majeure
- -------------

(1) In the event that either Seller or Buyer is rendered unable, by reason of an event of force majeure, to perform wholly or in part any obligation or commitment set forth herein, then, provided that such Party gives notice and reasonably full particulars of such event as soon as practicable after the occurrence thereof, the obligations of both parties, except for unpaid financial obligations arising prior to such event of force majeure, shall be suspended to the extend of, and insofar as they are affected by such force majeure event and for the duration of the force majeure event.

(2) The term "force majeure" as employed herein shall mean acts of God, strikes, lockouts, or industrial disputes or disturbances, civil disturbances, arrests and restraints of rulers and peoples, interruptions by government or court orders, necessity for compliance with any court order, law, statute, ordinance, or regulation promulgated by a governmental authority having jurisdiction, acts of the public enemy, war, riots, blockades, insurrections, inability to secure labor or materials, including inability to secure materials by reason of allocations promulgated by authorized governmental agencies, inability to obtain Gas supplies at any price, epidemics, landslides, lightning, earthquakes, fire, storms, floods, washouts, inclement weather that would necessitate extraordinary measures and expense to construct facilities and/or maintain operations, explosions, breakage or accident to machinery or wells or lines of pipe, freezing of wells or pipelines, inability to obtain or delays in obtaining easements or rights of way, shutting-in of facilities for the making of repairs, alterations, or maintenance to wells, pipelines, or plants, or any other cause not reasonably within the control of the Party claiming force majeure; provided, however, that neither the loss of markets by Buyer nor the inability of Seller to acquire supplies at prices satisfactory to Seller shall be considered force majeure events.






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(3)  To the extent such force majeure situation can be mitigated or eliminated by the exercise of due diligence by the Party claiming force majeure, such Party shall act to remedy the situation will all reasonable dispatch; provided, however, that settlement of strikes and lockouts will be entirely within the discretion of the Party affected, and the requirement that any event of force majeure be remedied with all reasonable dispatch will not require the settlement of strikes and lockouts by acceding to the demands of the parties directly or indirectly involved in such strikes or lockouts when such course is inadvisable in the discretion of the Party having the difficulty.